EXHIBIT 99.1

For Information

Brent A. Collins

303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY BOARD DECLARES SEMI-ANNUAL CASH DIVIDEND

DENVER – October 18, 2006 – St. Mary Land & Exploration Company (NYSE: SM) today announces that its Board of Directors has declared a semi-annual cash dividend of $0.05 per share of common stock. The dividend will be paid November 13, 2006, to stockholders of record as of the close of business November 3, 2006. St. Mary currently has approximately 54.9 million shares of common stock outstanding.

St. Mary has paid cash dividends to stockholders every year since 1940. Company management plans to continue making semi-annual dividend payments at the rate of $0.05 per share for the foreseeable future, subject to future earnings, capital requirements, financial condition, credit facility covenants and other factors.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including plans for future periods. The words “will” and “plans” and similar expressions are intended to identify forward looking statements. Although St. Mary believes the expectations reflected in these statements are reasonable, it can give no assurance that they will prove to be correct. These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, unexpected drilling conditions and results, unsuccessful exploration and development drilling, the availability of economically attractive exploration and development and property acquisition opportunities and any necessary financing, the risks of various exploration and hedging strategies, lower prices realized on oil and gas sales resulting from our commodity price risk management activities, the uncertain nature of the expected benefits from the acquisition of oil and gas properties, production rates and reserve replacement, the imprecise nature of estimating oil and gas reserves, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, drilling and operating service availability, uncertainties in cash flow, the financial strength of hedge contract counterparties, the negative impact that lower oil and natural gas prices could have on our ability to borrow, our ability to compete effectively against other independent and major oil and natural gas companies, litigation, environmental matters, the potential impact of government regulations, the use of management estimates, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2005 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.